EXHIBIT 11
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                                        COMPUTATION OF PER SHARE EARNINGS
                                         CHEMICAL FINANCIAL CORPORATION
                                                  (Unaudited)

                                                          Quarter Ended               Nine Months Ended
                                                          September 30                  September 30
                                                      1995           1994            1995           1994

                                                          (In thousands, except per share amounts)
PRIMARY:
Average shares outstanding                            9,166          9,127          9,160          9,120

Net effect of the assumed exercise of stock
   options-based on the treasury stock
   method using average market price                    157            138            138            148
                                                      9,323          9,265          9,298          9,268

Net income                                         $  4,910       $  4,347       $ 13,802       $ 12,799

Net income per common share                        $   0.52       $   0.47       $   1.48       $   1.38

FULLY DILUTED:
Average shares outstanding                            9,166          9,127          9,160          9,120

Net effect of the assumed exercise of stock
   options-based on the treasury stock
   method using end of period market price              176            140            174            148
                                                      9,342          9,267          9,334          9,268

Net income                                         $  4,910       $  4,347       $ 13,802       $ 12,799

Net income per common share                        $   0.52       $   0.47       $   1.48       $   1.38
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